Exhibit 99.1

February 24, 2005

Ms. Jeanne Seeley

Dear Jeanne:

It is my pleasure to extend you an offer of employment with PalmSource, Inc. (“PalmSource”), in Sunnyvale, California as Chief Financial Officer reporting directly to me.

Remuneration

Your annual base salary will be $300,000 ($25,000 per month) payable semi-monthly. Your annual variable compensation at target would be $150,000. The variable component, which is 50% of the base salary, will be made up of two components: 25% will be based on achievement of the individual goals and objectives we set each quarter, and 75% will be based on meeting the Company’s financial targets each quarter and at year-end.

Stock Options

You will be eligible to receive a stock option grant of 100,000 PalmSource stock options in accordance with the PalmSource 2003 Equity Incentive Plan (the “EIP”). The PalmSource Board of Directors must still approve your specific new hire option grant at its next meeting. PalmSource shares will be priced at the closing stock price on the date that the grant is approved by the Board of Directors. Vesting will occur with your date of hire. The plan provides a four year vesting period: 25% of the stock subject to the grant shall vest on the one year anniversary date of your effective date of hire and the remaining stock subject to the grant shall vest on a monthly basis thereafter.

Benefits

PalmSource will offer you the same benefits provided to its other senior executives which includes the standard Management Retention Agreement (Change in Control) and PalmSource Inc. Severance Agreement; both of which are enclosed. You will also will be eligible for our standard employee benefits which currently include 28 days of combined time off and holidays, an Employee Stock Purchase Program (ESPP), a partial company 401k match, a handheld purchase program and a one-month sabbatical program after each four years of continuous employment.

Work Location

We believe that our best work is performed when we join together at work to produce our products and services. PalmSource does recognize that telecommuting may be a viable flexible work alternative in cases where work responsibilities are suited for work done away from a PalmSource work location. However, in general, the company strongly encourages employees to work at the company location at 1188 E. Arques Avenue, Sunnyvale, California.

I am delighted that you have agreed to begin your employment with us on February 28, 2005. I understand and agree that you will take an unpaid vacation on the dates of March 5 through March 12, 2005.

The terms and conditions of your proposed employment with PalmSource as stated in this letter supersede any previous representations concerning conditions of employment. While we are confident that we will have a mutually beneficial employment relationship, employment with PalmSource is voluntary and at-will. This means you are free to resign at any time. Similarly, PalmSource is free to terminate your employment, with or without cause or notice, at any time.

This offer of employment and your continued employment with PalmSource are expressly contingent upon PalmSource receiving the following:

•	Acceptable results from a background investigation. Any falsification of employment history or educational background will result in withdrawal of the offer and/or termination of employment.

•	Signed copies of the PalmSource (i) Employee Agreement, (ii) Confidentiality Guidelines, and (iii) Code of Conduct, stating, among other things, that you will keep confidential company information throughout and beyond your employment with PalmSource. These are enclosed in your New Hire Packet.

•	Satisfactory proof of identification and work authorization as required by the Immigration Reform and Control Act of 1990.

Please confirm your acceptance by signing this letter in the area provided below. Return the signed offer letter along with signed copies of the enclosed PalmSource agreements to the PalmSource HR department.

Let me close by reaffirming my belief that the skills and background you bring to PalmSource will be instrumental to the future success of the Company. I am very pleased that you are enthusiastic about joining PalmSource and I look forward to working with you.

Sincerely,

/s/ David Nagel
David Nagel
President and CEO
PalmSource, Inc.

I accept the offer of employment at PalmSource, Inc. based on the terms described in this offer letter.

/s/ Jeanne Seeley	February 28, 2005
Jeanne Seeley	Date

Enclosures:

Management Retention Agreement

PalmSource, Inc. Severance Agreement

New Hire Packet

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